Exhibit 23.7

Consent to be Named as a Director Nominee

In connection with the filing by Navios South American Logistics Inc. of Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”), and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Navios South American Logistics Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 12, 2021

/s/ Petros Diamantides
Petros Diamantides